CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated March 1, 2021, relating to the financial statements and financial highlights of Kayne Anderson Renewable Infrastructure Fund, a series of Series Portfolios Trust, for the period ended December 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
September 13, 2021